EXHIBIT (K)(2)


           ADMINISTRATION, ACCOUNTING AND INVESTOR SERVICES AGREEMENT

               THIS AGREEMENT is made as of July 16, 1998 by and between PW AFTER-TAX EQUITY PARTNERS, L.P., a Delaware limited partnership, (the "Partnership"), and PFPC INC., a Delaware corporation ("PFPC"), which is an indirect, wholly-owned subsidiary of PNC Bank Corp.

                              W I T N E S S E T H :

          WHEREAS, the Partnership is registered as a closed-end, non-diversified management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

          WHEREAS, the Partnership wishes to retain PFPC to provide certain administration, accounting and investor services provided for herein and PFPC wishes to furnish such services.

          NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and intending to be legally bound hereby the parties hereto agree as follows:

          1. DEFINITIONS. AS USED IN THIS AGREEMENT:

               (a) "1933 Act" means the Securities Act of 1933, as amended.

               (b) "1934 Act" means the Securities Exchange Act of 1934, as amended.

               (c) "Authorized Person" means any person duly authorized by the Partnership's directors to give Oral Instructions and Written Instructions on behalf of the Partnership and listed on the Authorized Persons Appendix attached hereto or any amendment thereto as may be received by PFPC from time to time. An Authorized Person's scope of authority may be limited to the extent set forth in the Authorized Persons Appendix.

               (d) "CEA" means the Commodities Exchange Act, as amended.

               (e) "General Partners" and "Limited Partners" shall have the same meanings as set forth in the Partnership's amended and restated limited partnership agreement (the "Limited Partnership Agreement").

               (f) "Manager" means PW Fund Advisor, L.L.C.

               (g) "Memorandum" means the Partnership's confidential memorandum.

               (h) "Oral Instructions" mean oral instructions received by PFPC from an Authorized Person or from a person reasonably believed by PFPC to be an Authorized Person.

               (i) "SEC" means the Securities and Exchange Commission.

               (j) "Securities Laws" means the 1933 Act, the 1934 Act, the 1940 Act and the CEA.

               (k) "Software" means all software and electronic data processing systems used or that will be used by PFPC prior to, during or after the calendar year 2000 in connection with the provision of services hereunder.

               (l) "Written Instructions" mean written instructions signed by an Authorized Person or a person reasonably believed by PFPC to be an Authorized Person and received by PFPC. The instructions may be delivered by hand, mail, tested telegram, cable, telex or facsimile sending device.

          2. APPOINTMENT. The Partnership hereby appoints PFPC to provide administration, accounting and investor services to the Partnership, in accordance with the terms set forth in this Agreement. PFPC accepts such appointment and agrees to furnish such services.

          3. DELIVERY OF DOCUMENTS. The Partnership has provided or, where applicable, will provide PFPC with the following:

               (a) certified or authenticated copies of the resolutions of the Partnership's directors, approving the appointment of PFPC or its affiliates to provide services and approving this Agreement;

               (b) a copy of the Partnership's most recent effective registration statement on Form N-2 under the 1940 Act, as filed with the SEC;

               (c) a copy of the Limited Partnership Agreement;

               (d) a copy of any distribution agreement with respect to the Partnership;

               (e) a copy of any additional administration agreement with respect to the Partnership;

               (f) a copy of any investor servicing agreement made with respect to the Partnership; and

               (g) copies (certified or authenticated, where applicable) of any and all amendments or supplements to the foregoing.

          4. COMPLIANCE WITH RULES AND REGULATIONS. PFPC undertakes to comply with all applicable requirements of the Securities Laws, and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by PFPC hereunder. Except as specifically set forth herein, PFPC assumes no responsibility for such compliance by the Partnership or any other party.

          5. INSTRUCTIONS.

               (a) Unless otherwise provided in this Agreement, PFPC shall act only upon Oral Instructions and Written Instructions.

               (b) PFPC shall be entitled to rely upon any Oral Instructions or Written Instructions it receives from an Authorized Person (or from a person reasonably believed by PFPC to be an Authorized Person) pursuant to this Agreement. PFPC may assume that any Oral Instruction or Written Instruction received hereunder is not in any way inconsistent with the provisions of organizational documents or this Agreement or of any vote, resolution or proceeding of the Partnership's directors or of the Partnership's Limited Partners, unless and until PFPC receives Written Instructions to the contrary.

               (c) The Partnership agrees to forward to PFPC Written Instructions confirming Oral Instructions (except where such Oral Instructions are given by PFPC or its affiliates) and shall endeavor to ensure that PFPC receives the Written Instructions by the close of business on the same day that such Oral Instructions are received. The fact that such confirming Written Instructions are not received by PFPC shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions. Where Oral Instructions or Written Instructions reasonably appear to have been received from an Authorized Person, PFPC shall incur no liability to the Partnership in acting upon such Oral Instructions or Written Instructions provided that PFPC's actions comply with the other provisions of this Agreement.

          6. RIGHT TO RECEIVE ADVICE.

               (a) Advice of the Partnership. If PFPC is in doubt as to any action it should or should not take, PFPC may request directions or advice, including Oral Instructions or Written Instructions, from the Partnership.

               (b) Advice of Counsel. If PFPC shall be in doubt as to any question of law pertaining to any action it should or should not take, PFPC may request advice at its own cost from counsel of its own choosing (who may, without limitation, be counsel for the Partnership, or PFPC, at the option of
PFPC), provided that such counsel is selected with reasonable care.

               (c) Conflicting Advice. In the event of a conflict between directions, advice or Oral Instructions or Written Instructions PFPC receives from the Partnership and the advice PFPC receives from counsel selected with reasonable care, PFPC may rely upon and follow the advice of such counsel. PFPC shall promptly inform the Partnership of such conflict and PFPC shall refrain from acting in the event of a conflict unless counsel advises PFPC that a failure to take action is likely to result in additional loss, liability or expense. If PFPC relies on the advice of counsel selected with reasonable care, PFPC will remain liable for any action or omission on the part of PFPC which constitutes willful misfeasance, bad faith, gross negligence or reckless disregard by PFPC of any duties, obligations or responsibilities set forth in this Agreement.

               (d) Protection of PFPC. PFPC shall be protected in any action it takes or does not take in reliance upon directions, advice or Oral Instructions or Written Instructions it receives from the Partnership or (to the extent permitted under clause (c) above) from counsel selected with reasonable care and which PFPC believes, in good faith, to be consistent with those directions, advice and Oral Instructions or Written Instructions. Nothing in this section shall be construed so as to impose an obligation upon PFPC (i) to seek such directions, advice or Oral Instructions or Written Instructions, or (ii) to act in accordance with such directions, advice or Oral Instructions or Written Instructions unless, under the terms of other provisions of this Agreement, the same is a condition of PFPC's properly taking or not taking such action. Nothing in this subsection shall excuse PFPC when an action or omission on the part of PFPC constitutes willful misfeasance, bad faith, gross negligence or reckless disregard by PFPC of any duties, obligations or responsibilities set forth in this Agreement.

          7. RECORDS; VISITS.

               (a) The books and records pertaining to the Partnership, which are in the possession or under the control of PFPC, shall be the property of the Partnership, and PFPC agrees to surrender promptly such books and records to the Partnership on and in accordance with the Partnership's request. Such books and records shall be prepared, preserved and maintained as required by the 1940 Act and other applicable securities laws, rules and regulations. The Partnership and Authorized Persons shall have access to such books and records at all times during PFPC's normal business hours. Upon the reasonable request of the Partnership, copies of any such books and records shall be provided by PFPC to the Partnership or to an Authorized Person, at the Partnership's expense.

               (b) PFPC shall keep the following records:

                    (i) all books and records with respect to the Partnership's books of account;

                    (ii)   records of the Partnership's securities transactions;
                           and

                    (iii) all other books and records as the Partnership is required to maintain pursuant to Rule 31a-1 of the 1940 Act in connection with the services provided by PFPC hereunder.

               (c) Upon termination of this Agreement, PFPC, on and in accordance with the Partnership's request, shall deliver the books and records pertaining to the Partnership, which are in the possession or under control of PFPC, to the Partnership or any other person designated by the Partnership.

          8. CONFIDENTIALITY. PFPC agrees to keep confidential all records of the Partnership and information relating to the Partnership, the General Partners and the Limited Partners, unless the release of such records or information is otherwise consented to, in writing, by the Partnership. The Partnership agrees that such consent shall not be unreasonably withheld. The Partnership further agrees that, should PFPC be required to provide such information or records to duly constituted authorities (who may institute civil or criminal contempt proceedings for failure to comply), PFPC shall not be required to seek the Partnership's consent prior to disclosing such information.

          9. LIAISON WITH ACCOUNTANTS. PFPC shall act as liaison with the Partnership's independent public accountants and shall provide account analyses, fiscal year summaries, and other audit-related schedules as the Partnership or such accountants may reasonably request. PFPC shall take all reasonable action in the performance of its duties under this Agreement to ensure that the necessary information is made available to such accountants for the expression of their opinion, as required by the Partnership.

          10. DISASTER RECOVERY. PFPC shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available. In the event of equipment failures, PFPC shall, at no additional expense to the Partnership, take reasonable steps to minimize service interruptions. PFPC shall have no liability with respect to the loss of data or service interruptions caused by equipment failure beyond its control, provided such loss or interruption is not caused by PFPC's own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties or obligations under this Agreement.

          11. YEAR 2000 COMPATIBILITY. PFPC represents and warrants as follows:

               (a) All Software is designed to be used prior to, during, and after calendar year 2000 and such Software will operate during each such time period without error relating to date data, specifically including any error relating to, or the conduct of, date data which represents or references different centuries or more than one century. Without limiting the generality of the foregoing, (i) the Software will not abnormally end or provide invalid or incorrect results as a result of date data, and (ii) the Software will be capable upon installation of accurately processing, providing and/or receiving date data from, into, and between the twentieth and twenty-first centuries, including the years 1999 and 2000, and leap year calculations.

               (b) The Software will lose no functionality with respect to the introduction of records containing dates falling before, on or after January 1, 2000, and that the Software will be interoperable with other software and systems that may deliver records to, receive records from or otherwise interact with the Software, including but not limited to, back-up and archived data, date data, century recognition calculations that accommodate same century and multi-century formulas and date values and date data interface values that reflect the century.

          12. COMPENSATION. As compensation for services rendered by PFPC during the term of this Agreement, the Partnership will pay to PFPC a fee or fees as may be agreed to in writing by the Partnership and PFPC.

          13. INDEMNIFICATION.

               (a) The Partnership agrees to indemnify and hold harmless PFPC and its affiliates from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, liabilities arising under the Securities Laws and any state or foreign securities and Blue Sky laws, and amendments thereto), and expenses, including, without limitation, reasonable attorneys' fees and disbursements (collectively, "Losses") arising directly or indirectly from any action which PFPC takes or does not take (i) at the request or on the direction of or in reliance on the advice of the Partnership or (ii) upon Oral Instructions or Written Instructions. Neither PFPC nor any of its affiliates shall be indemnified against any liability, or any expenses incident to such liability, arising out of PFPC's or its affiliates own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties and obligations under this Agreement.

               (b) Notwithstanding anything in this Agreement to the contrary, the Partnership shall not be liable to PFPC or its affiliates for any consequential, special or indirect losses or damages which PFPC or its affiliates may incur or suffer, whether or not the likelihood of such losses or damages was known by the Partnership.

          14. RESPONSIBILITY OF PFPC.

               (a) PFPC shall be under no duty to take any action on behalf of the Partnership except as necessary to fulfill its duties and obligations as specifically set forth herein or as may be specifically agreed to by PFPC in writing. PFPC shall be obligated to exercise care and diligence in the performance of its duties hereunder, to act in good faith and to use its best efforts, within reasonable limits, in performing services provided for under this Agreement. PFPC agrees to indemnify and hold harmless the Partnership, the General Partners and the Limited Partners from Losses arising out of PFPC's failure to perform its duties under this Agreement to the extent such damages arise out of PFPC's willful misfeasance, bad faith, gross negligence or reckless disregard of such duties.

               (b) Without limiting the generality of the foregoing or of any other provision of this Agreement, (i) PFPC shall not be liable for losses beyond its control, provided that PFPC has acted in accordance with the standard of care set forth above; and (ii) PFPC shall not be liable for (A) the validity or invalidity or authority or lack thereof of any Oral Instruction or Written Instruction, notice or other instrument which conforms to the applicable requirements of this Agreement, and which PFPC reasonably believes to be genuine; or (B) subject to Sections 10 and 11 of this Agreement, delays or errors or loss of data occurring by reason of circumstances beyond PFPC's control, including acts of civil or military authority, national emergencies, labor difficulties, fire, flood, catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.

               (c) Notwithstanding anything in this Agreement to the contrary, neither PFPC nor its affiliates shall be liable to the Partnership for any consequential, special or indirect losses or damages which the Partnership may incur or suffer by or as a consequence of PFPC's or any affiliates' performance of the services provided hereunder, whether or not the likelihood of such losses or damages was known by PFPC or its affiliates.

          15. DESCRIPTION OF ACCOUNTING SERVICES ON A CONTINUOUS BASIS. PFPC will perform the following accounting services:

                    (i) Journalize investment, capital and income and expense activities;

                    (ii) Verify investment buy/sell trade tickets when received from the Manager in accordance with PFPC's written procedures;

                    (iii) Maintain individual ledgers for investment securities;

                    (iv)   Maintain historical tax lots for each security;

                    (v) Record and reconcile corporate action activity and all other capital changes with the Manager;

                    (vi) Reconcile cash and investment balances of the Partnership with the Custodian, and provide the Manager with the beginning cash balance available for investment purposes;

                    (vii) Update the cash availability throughout the day as required by the Manager, including details of cash movements related to securities and payment of Partnership expenses;

                    (viii) Calculate contractual expenses (e.g., advisory and
                           custody fees) in accordance with the Memorandum;

                    (ix) Maintain expense budget for the Partnership and notify an officer of the Partnership of any proposed adjustments;

                    (x) Control all disbursements and authorize such disbursements from the Partnership's account at __________________ upon Written Instructions;

                    (xi)   Calculate capital gains and losses;

                    (xii)  Determine net income;

                    (xiii) Determine applicable foreign exchange gains and
                           losses on payables and receivables;

                    (xiv) Interface with global custodian to monitor collection of tax reclaims;

                    (xv) Obtain daily security market quotes from independent pricing services approved by the Manager, or if such quotes are unavailable, then obtain such prices from the Manager, and, in either case, calculate the market value and the appreciation/depreciation on the Partnership's investments;
                    (xvi) Transmit or otherwise send a copy of the daily portfolio valuation to the Manager;

                    (xvii) Compute net asset values monthly;

                    (xviii) Research and recommend portfolio accounting tax
                            treatment for unique security types; and

                    (xix) As appropriate, compute yields, total return, expense ratios, portfolio turnover rate, and, if required, portfolio average dollar-weighted maturity in accordance with applicable regulations.

          16. DESCRIPTION OF ADMINISTRATION SERVICES ON A CONTINUOUS BASIS. PFPC will perform the following administration services:

                    (i) Prepare quarterly broker security transactions summaries, including principal and agency transactions and related commissions;

                    (ii)   Prepare monthly security transaction listings;

                    (iii) Supply various normal and customary Partnership statistical data as requested on an ongoing basis;

                    (iv) Provide, to the extent contained in accounting records, materials required for board reporting as may be requested from time to time;

                    (v) Prepare for execution and file the Partnership's Federal Form 1065 and state tax returns;

                    (vi) Prepare and file the Partnership's Annual and Semi-Annual Reports with the SEC on Form N-SAR via EDGAR;

                    (vii) Prepare and coordinate the printing of and filing with the SEC via EDGAR the Partnership's annual, semi-annual, and quarterly shareholder reports;

                    (viii) Assist in the preparation of registration statements;

                    (ix) Transmit or otherwise send, to the extent practicable and feasible, requested detailed information related to the Limited Partners, including admission details, income, capital gains and losses, and performance detail;

                    (x) Mail Partnership offering materials to prospective investors; and

                    (xi) Mail quarterly reports of the Manager and Semi-Annual Financial Statements to investors, as well as any other necessary correspondence.

          17. DESCRIPTION OF INVESTOR SERVICES ON A CONTINUOUS BASIS. PFPC will perform the following functions:

                    (i) Maintain the register of Limited Partners and enter on such register all issues, transfers and repurchases of interests in the Partnership;

                    (ii) Arrange for the calculation of the issue and repurchase prices of interests in the Partnership in accordance with the Limited Partnership Agreement and the Memorandum; and

                    (iii) Allocate income, expenses, gains and losses to individual Limited Partners' capital accounts in accordance with applicable tax laws and with the Memorandum;

                    (iv) Calculate the Incentive Allocation in accordance with the Memorandum and reallocate corresponding amounts from the applicable Limited Partners' accounts to the Manager's account.

                    (v) Prepare and mail annually to each Partner a Form K-1 in accordance with applicable tax regulations; and

                    (vi) Mail tender offers to Partners for purposes of executing repurchases.

          18. DURATION AND TERMINATION. This Agreement shall be effective on the date first above written and shall continue in effect for an initial period of two years. Thereafter, this Agreement, unless terminated, shall continue automatically for successive terms of one year. This Agreement may be terminated by either party upon 60 days' prior written notice to the other party.

          19. NOTICES. All notices and other communications, including Written Instructions, shall be in writing or by confirming telegram, cable, telex or facsimile sending device. If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first-class mail, it shall be deemed to have been given three days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered. Notices shall be addressed
(a) if to PFPC, at 400 Bellevue Parkway, Wilmington, Delaware 19809, Attn:
__________________; (b) if to the Partnership, at c/o PaineWebber Incorporated, 1285 Avenue of the Americas, New York, New York 10019, Attn: _______________; or
(c) if to neither of the foregoing, at such other address as shall have been provided by like notice to the sender of any such notice or other communication by the other party.

          20. AMENDMENTS. This Agreement, or any term thereof, may be changed or waived only by written amendment, signed by the party against whom enforcement of such change or waiver is sought.

          21. DELEGATION; ASSIGNMENT. PFPC may assign its rights and delegate its duties hereunder to any wholly-owned direct or indirect subsidiary of PFPC Inc., PNC Bank, National Association or PNC Bank Corp., provided that (i) PFPC gives the Partnership 60 days' prior written notice; (ii) the delegate (or assignee) agrees with PFPC and the Partnership to comply with all relevant provisions of the Securities Laws, and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by the delegate (or assignee) hereunder; and (iii) PFPC and such delegate (or assignee) promptly provide such information as the Partnership may request, and respond to such questions as the Partnership may ask, relative to the delegation (or assignment), including, without limitation, the capabilities of the delegate (or assignee).

          22. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          23. FURTHER ACTIONS. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

          24. MISCELLANEOUS.

               (a) Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to the subject matter hereof.

               (b) Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

               (c) Governing Law. This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to principles of conflicts of law.

               (d) Partial Invalidity. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

               (e) Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

               (f) Facsimile Signatures. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                     PFPC INC.

                                     By:   -------------------------------
                                           Name:
                                           Title:


                                     PW AFTER-TAX EQUITY PARTNERS, L.P.


                                     By:   -------------------------------
                                           Name:
                                           Title:

                           AUTHORIZED PERSONS APPENDIX


NAME (TYPE)                                 SIGNATURE

ROBERT DISCOLO
-----------------------------------        -----------------------------------

RUTH S. GOODSTEIN
-----------------------------------        -----------------------------------

NED SIENKO
-----------------------------------        -----------------------------------

MITCHELL A. TANZMAN
-----------------------------------        -----------------------------------